Sprout Social Announces Appointment of Thomas Stanley to Board of Directors

CHICAGO – JUNE 16, 2021 – Sprout Social, Inc. (“Sprout Social” or the “Company”) (Nasdaq: SPT), an industry-leading provider of cloud-based social media management software, today announced that Thomas Stanley, Chief Revenue Officer at Tanium, will be joining their board of directors, effective June 16, 2021.

“Thomas has been an exceptional leader in the technology industry for more than two decades and we’re excited for him to bring his deep sales, go-to-market strategy and partnership experience to our board,” said Justyn Howard, CEO of Sprout Social. “As Sprout continues to accelerate our growth, his perspective and expertise will help us continue to capture the opportunity in front of us.”

As the Chief Revenue Officer at Tanium, Stanley is responsible for Tanium’s overall revenue operations, go-to-market strategy, global sales organization, channel and strategic partnerships, and customer engagement. Prior to Tanium, Stanley held senior sales leadership roles at NetApp, SGI and IBM. A passionate advocate for education, youth advancement, and diversity and inclusion, Stanley currently serves on the Industry Advisory Board at North Carolina A&T State University, and the boards of the Omega Uplift Foundation and Boys Hope Girls Hope International.

“Sprout’s deep commitment to the voice of the customer—in both product and practice—is what really energizes me about the company,” said Stanley. “Sprout’s fully-integrated platform enables organizations to tap into the power of social media to better understand their customers, markets and competitors, and shape their business strategy. I’m excited to join Sprout's board and help their leadership team accelerate their growth strategy.”

About Sprout Social
Sprout Social offers deep social media listening and analytics, social management, customer care and advocacy solutions to more than 28,000 brands and agencies worldwide. Sprout’s unified platform integrates the power of social throughout every aspect of a business and enables social leaders at every level to extract valuable data and insights that drive their business forward. Headquartered in Chicago, Sprout operates across major social media networks, including Twitter, Facebook, Instagram, Pinterest, YouTube and LinkedIn. Learn more at sproutsocial.com.

Availability of Information on Sprout Social’s Website and Social Media Profiles
Investors and others should note that Sprout Social routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts and the Sprout Social Investors website. We also intend to use the social media profiles listed below as a means of disclosing information about us to our customers, investors and the public. While not all of the information that the Company posts to the Sprout Social Investors website or to social media profiles is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Sprout Social to review the information that it shares at the Investors link located at the bottom of the page on www.sproutsocial.com and to regularly follow our social media profiles. Users may automatically receive email alerts and other information about Sprout Social when enrolling an email address by visiting "Email Alerts" in the "Shareholder Services" section of Sprout Social's Investor website at https://investors.sproutsocial.com/.

Social Media Profiles
www.twitter.com/SproutSocial
www.facebook.com/SproutSocialInc
www.linkedin.com/company/sprout-social-inc-/
www.instagram.com/sproutsocial

Contact
Media:
Kaitlyn Gronek
Sprout Social
Email: pr@sproutsocial.com
Phone: (773) 904-9674

Investors:
Jason Rechel
Sprout Social
Email: jason.rechel@sproutsocial.com
Phone: (773) 570-4892